                                                                    EXHIBIT 10.1


                               OUTLOOK GROUP CORP.
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                              WITH JOSEPH J. BAKSHA


         This Amended and Restated Employment Agreement (the "Agreement") is made on the 18th day of May, 2005 and is effective as of June 1, 2005 (the "Effective Date"), by and between OUTLOOK GROUP CORP., a Wisconsin corporation (hereinafter referred to as "Employer"), and Joseph J. Baksha (hereinafter referred to as "Employee").

         WHEREAS, the Employer and the Employee have previously entered into an employment agreement dated as June 1, 1999, as subsequently amended (the "Prior Agreement"); and

         WHEREAS, the Employer and the Employee desire to amend the terms of the Prior Agreement to reflect Employee's promotion to Chief Executive Officer on the Effective Date and to make certain other changes; and

         WHEREAS, in order to effect the foregoing, Employer and Employee wish to enter into this Agreement on the terms and conditions set forth below.

         NOW, THEREFORE, Employee and Employer, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

         1. Employment Period. The Employer hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Employer subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on May 31, 2008; provided, however, that effective as of the end of the initial term (May 31, 2008) and on each anniversary thereafter, the employment term shall automatically be extended for an additional one-year period, unless either party notifies the other party in writing at least three (3) months prior to such anniversary. The term of employment under this Agreement as effective from time to time shall be referred to as the "Employment Period."

         2. Terms of Employment. During the Employment Period, Employer hereby agrees to employ Employee as President and Chief Executive Officer upon the terms and conditions hereinafter set forth. Employee hereby accepts such employment and agrees:

                  (a) except for illness, vacation periods, and reasonable leaves of absence as approved by the Board of Directors, to devote all of his working time, attention and energy, using his best efforts, to the duties and responsibilities as are customary for an employee of a business of like size and nature to that of the Employer, as well as to any other duties and responsibilities that are commensurate with his position and assigned to him by the Board of Directors; and

                  (b) to observe and comply with the rules and regulations of Employer, as adopted, created, or implemented from time to time by Employer's Board of Directors, respecting the performance of his duties.



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



The expenditure of reasonable amounts of time for personal business, charitable, and professional business, charitable, and professional activities shall not be deemed a breach of this Agreement provided such activities do not materially interfere with the services to be rendered for Employer hereunder.

         3. Compensation and Benefits.

                  (a) Base Salary. During the Employment Period, Employee shall be entitled to an annual base salary equal of $250,000 per year.

                  (b) Annual Bonus. In addition to Annual Base Salary, Employee shall be eligible to participate in a bonus plan sponsored by the Employer, with a maximum bonus payout equal to 125% of Employee's base salary. Unless changed by mutual agreement of the Employer and Employee, subject to the above maximum, the annual bonus shall be an amount as set forth below for each one cent ($0.01) of diluted total net earnings per share earned by the Employer.

                                                                     Bonus amount for each
                               Diluted total                          cent of net earnings
                            earnings per share                         per share in range
                            ------------------                       ---------------------
                 $0.01 through $0.50                                         $1,500
                 $0.51 through $0.75                                         $1,750
                 $0.76 through $1.00                                         $2,000
                 $1.01 and above                                             $2,250


[By means of illustration, if diluted total earnings per share are $0.80, the bonus payable would be $128,750, computed as $1,500 for each of the first 50 cents, $1,750 for each of the next 25 cents and $2,000 for each of the next five cents.]

Except as provided below, such earnings per share shall be determined in accordance with generally accepted accounting principles consistently applied in a manner consistent with the Employer's prior financial statements. The annual bonus shall be paid, if earned, on the next normal payroll date after the announcement of the Employer's financial results for the applicable fiscal year. The Employer and Employee recognize that certain transactions which may be in the Employer's best interests could affect the bonus calculation and therefore:

                           (i) In the event that the Employer executes a
definitive agreement during the Employment Period which would result in a Change in Control of the Employer, and the transactions contemplated by that agreement are in fact consummated prior to the date on which a bonus with respect to that year would be paid, the bonus for that fiscal year shall be the greater of (A) the amount determined above and (B) a fixed bonus of $75,000. Such bonus amount is in addition to other rights, if any, that the Employee may have in the event of a change in control.

                           (ii) In the event the Employer enters into a
significant multi-year supply chain or management agreement with any prospect and a related adjustment under the



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Agreement is consented in advance in writing by the Chairman of the Compensation
Committee, the net amount of any unusual or extraordinary start-up costs or expenses (or any similar gains or later cost recoveries) related to such agreement shall be excluded from the determination of the Employer's net income and/or expense when making the bonus calculation.

                           (iii) The Employee shall also work with the
Compensation Committee to develop and maintain an appropriate bonus arrangement for other executive officers and other key personnel of the Employer.

                  (c) Employment Benefits. Employee shall be entitled, while employed by Employer, to such employee benefits and other benefits as are customarily accorded the executives of Employer, including without limitation participation in retirement plan, group life, hospitalization, other welfare or insurance plans, and any other benefits authorized by the Compensation Committee of the Board of Directors. The Committee shall consider, in its discretion, the Employee for awards under any stock option, restricted stock or similar plan of the Employer. In addition, during the Employment Period and all severance periods described in Sections 5 and 6(a) of this Agreement, Employer will pay the premiums arising under the Employee's existing Massachusetts Casualty Insurance Company disability insurance policy or any substitute policy.

                  (d) Vacation. Employee shall be entitled to the number of vacation days authorized from time to time by Employer. If vacation is not taken, the same shall not become cumulative, nor shall the Employee draw extra compensation if he does not take his vacation. The time of Employee's vacation shall be determined by the Employee, with provision for on-going business responsibilities during his absence arranged by the Employee.

                  (e) Automobile Allowance. Employee shall be entitled to a monthly automobile allowance of $1,000, which includes all auto related expenses including gas.

                  (f) Expense Reimbursement. During the period of his employment, Employee shall be reimbursed for all of his reasonable and necessary expenses actually incurred in the performance of service and duties for Employer, in accordance with the general policy of Employer, authorized and adopted from time to time. Employee's expenses shall be recorded on an itemized expense account and subject to appropriate documentation.

                  (g) Annual Review. Employee's compensation will be reviewed annually by the Employer's Compensation Committee of the Board of Directors (the "Compensation Committee") and, if unusual circumstances or changes in accounting rules warrant, elements thereof may be increased, or a discretionary bonus paid, if so determined by the Compensation Committee in its absolute discretion. The Compensation Committee may also increase Employee's compensation at any other time, in its absolute discretion.

         4. Termination of Employment Prior to Change in Control.

                  (a) Termination by Employee. Employee may terminate his employment with Employer for any reason, at any time, by providing Employer with a written notice, at least sixty (60) days in advance of the termination date, of his decision to terminate his employment.

                  (b) Termination by Employer.

                           (i) Employer may terminate Employee's employment with
Employer, at any time, without cause, by providing Employee with a written notice, at least sixty (60) days in advance of the termination date, of its decision to terminate Employee's employment. For this purpose, the Employer's failure to extend the Agreement pursuant to Section 1 shall be considered a termination by the Employer without cause.

                           (ii) Employer may terminate Employee's employment
with Employer for cause, at any time, with or without advance notice. The Employer shall, before termination, summarize, with reasonable detail and particularity, the allegations against Employee that constitute "cause" and provide Employee an opportunity to discuss such allegations. For the purposes of this Agreement, "cause' shall be deemed to be a willful and material breach of this Agreement, fraud, dishonesty, competition with Employer or any subsidiary or affiliate of Employer, unauthorized use of Employer's or any of its subsidiaries' or affiliates' trade secrets or confidential information or continued substantial neglect by Employee. "Substantial Neglect" shall mean the Employee's intentional failure to attend to duties assigned to him and which are customary to Employee's position and material to the successful operation of the Employer's business if such failure to attend to such assigned duties continues for 30 days after written notice by the Board of Employer to Employee specifying with particularity the duties being substantially neglected by Employee, provided no further notice is needed for additional substantial neglect, and further provided that in the event such duties cannot be reasonably attended to within 30 days, Employee shall be entitled to such longer period of time as is necessary to do so. "Fraud" or "dishonesty" as used in this paragraph means intentional and willful deception of a material and significant nature.

                           (iii) Employer may terminate the Employee's
employment with Employer, at any time, upon thirty (30) days advance notice, upon the total disability of the Employee. For the purpose of this Agreement, "total disability" shall be deemed to have occurred if Employee shall have been unable to perform his duties hereunder due to mental or physical incapacity for a period of six consecutive months. The Employee may request that such incapacity be confirmed or determined by a physician jointly selected by Employer and Employee.

                  (c) Termination Due to Death. Employee's employment with Employer shall terminate automatically upon the death of Employee.

                  (d) Date of Termination. "Date of Termination" means (i) if the Employee's employment is terminated by the Employer for cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee's employment is terminated by the Employer without cause, the Date of Termination shall be the date specified in the notice of termination, and (iii) if the Employee's employment is terminated by reason of death or total disability, the Date of Termination shall be the date of death of the Employee or the total disability effective date, as the case may be.

         5. Payments Upon Termination Prior to Change in Control. Upon the termination of Employee's employment under Section 4, Employee shall receive payment for any accrued and unpaid compensation and vacation pay through the Date of Termination. In addition, in the event of a termination by the Employer without cause under
Section 4(b), Employee shall be entitled to payment and shall be entitled to receive (i) his then base salary for one year, paid with such frequency as previously paid; (ii) an amount equal to his prior fiscal year's bonus determined under Section 3(b) hereof, payable over equal installments as provided in (i) above; (iii) continuation for one year of all employment benefits set forth in Section 3(c) above, to the extent permitted by the plans or, in the case of health plans, by payment of related COBRA premiums, and (iv) a pro rata bonus for the year in which the termination occurs based upon his service with the Employer and the Employer's results through the Date of Termination. In determining any pro rata bonus payable hereunder, (x) the Employer's earnings through the Date of Termination shall be annualized, (y) a full-year bonus amount shall be determined using such annualized earnings, and
(z) the amount of pro rata bonus payable shall be determined by multiplying such annualized bonus by the following fraction: the number of days in the Employer's current fiscal year prior to the Date of Termination over 365.

         6. Termination of Employment in Connection with a Change in Control.

                  (a) Benefits Payable to Employee. If the Employer terminates Employee's employment within the period beginning three months prior to the announcement of a planned or proposed Change in Control and ending twelve months following a Change in Control, Employer gives notice of non-renewal under
Section 1 of this Agreement within one year following the date of a Change in Control, or Employee voluntarily terminates his services for Good Reason within one year following the date of a Change in Control, Employee shall be entitled to payment shall be entitled to receive (i) his then base annual salary for two years, paid with such frequency as previously paid; and (ii) continuation of all employment benefits set forth in Section 3(c) above, to the extent permitted by the plans or, in the case of health plans, by payment of related COBRA premiums, for the greater of two years following Employee's termination date or through the end of the Employment Period. In addition, Employee shall receive (x) an amount equal to his prior fiscal year's bonus determined under Section 3(b) hereof, payable in equal installments over one year; and (y) a pro rata bonus for the year in which the termination occurs based upon his service with the Employer and the Employer's results through the Termination Date.

                  (b) Definitions. For purposes of this Agreement, the following terms shall be defined as follows:

                           (i) Change in Control. For purposes of this
Agreement, a "Change in Control" of the Employer means an event which shall be deemed to have occurred in the event that (a) the Employer sells over 50% of its business or assets in one or more transactions over a consecutive 12-month period; (b) the Employer merges or consolidates with or into any other corporation or entity such that the Employer's shareholders prior to the transaction or transactions do not own at least 50% of the surviving entity measured in terms of voting power; (c) any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Employer then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote), as together possess more than 50% of the voting or dispositive power of all of the then outstanding shares of all such classes of stock of the Employer so entitled to vote; or (d) otherwise constitutes a change in control under the Employer's 1999 Stock Option Plan. For purposes of the preceding sentence, "person, entity or group" shall not include any employee benefit plan of the Employer, and for these purposes "group" shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

                           (ii) Good Reason. For the purpose of this Agreement,
"Good Reason" shall mean the occurrence, without Employee's express written consent, of any of the following:

                                  (A) the assignment to Employee of any duties
                  inconsistent with his position prior to the Change in Control, his removal from such position, or a substantial diminution in the nature or status of Employee's responsibilities from those in effect immediately prior to the Change in Control;

                                  (B) a reduction by the Employer or any of its
                  subsidiaries in Employee's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

                                  (C) the relocation of the executive office in
                  which Employee is located prior to the Change in Control to a location more than fifty (50) miles therefrom or the Employer or any of its subsidiaries requiring Employee to be based anywhere other than the executive office in which Employee is located prior to the Change in Control except for required travel on the business of the Employer and its subsidiaries to an extent substantially consistent with Employee's present business travel obligations; or

                                  (D) failure by the Company to maintain or
                  cause to be maintained customary Directors and Officers liability insurance coverage for the Employee in a commercially reasonable manner consistent with the Employer's past practices.

                  (c) No Duplication of Benefits. If Employee receives benefits under this Section 6, he shall not be entitled to benefits under Section 5 of the Agreement.

         7. Section 280G Limitation on Compensation. In the event that the severance benefits payable to the Employee under this section or any other payments or benefits received or to be received by the Employee from the Employer (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Employer) or any corporation ("Affiliate") affiliated with the Employer within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), in the opinion of tax counsel selected by the Employer's independent auditors and reasonably acceptable to the Employee, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three times the Employee's "base amount" within the meaning of Section 280G(b)(3) of the Code, such severance benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by the Employee from the Employer (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the "base amount", notwithstanding any other provision to the contrary in this Agreement.

         8. Stock Options, Mitigation. Notwithstanding any to the contrary contained herein, except to the extent specifically prohibited in any relevant stock option or similar plan adopted by Employer or by law, in the event of termination by the Employer for any reason other than cause, all outstanding options previously granted to Employee shall immediately vest and Employee shall have one year from the date of termination to exercise any or all options. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise except as specifically provided in this Agreement.

         9. Non-competition and Inventions.

                  (a) During the period of employment of Employee and for a period of one year after (except that such period shall be six months in the case of (iii) below) Employee's termination of employment for any reason, Employee shall not directly or indirectly as a principal, agent, owner, employee, consultant, advisor, trustee, beneficiary, distributor, partner, co-venturer, officer, director, stockholder or in any other capacity, nor will any entity owned by Employee:

                           (i) divert or attempt to divert any business from the
Employer or engage in any act likely to cause any customer or supplier of the Employer to discontinue or curtail its business with the Employer or to do business with another entity, firm, business, activity or enterprise directly or indirectly competitive with the Employer; or

                           (ii) contact, sell or solicit to sell or attempt to
contact, sell or solicit to sell products competitive to those sold by the Employer to any customer of the Employer with which Employee had contact while performing services for the Employer; or

                           (iii) compete with the Employer and its subsidiaries
by selling any products or services in direct competition with the Employer or its subsidiaries anywhere in the world.

         Notwithstanding the provisions above, Employee may acquire securities of any entity, the securities of which are publicly traded, provided that the value of the securities of such entity held directly or indirectly by Employee immediately following such acquisition is less than 5% of the total value of the then outstanding class or type of securities acquired. In addition, notwithstanding the provisions above, Employee may maintain the board memberships which he currently maintains and have been previously disclosed to the Compensation Committee and may in the future accept such other board positions as may be approved by the Compensation Committee or by the Board of Directors.

                  (b) This Covenant Not to Compete shall be limited to the geographical areas within the field or area of Employer's activities during the course of Employee's employment with Employer. This Covenant Not to Compete applies to all competition occurring within the geographical area specified, even though the headquarters or office of the competitor may be outside of the area specified.



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



                  (c) Employee acknowledges and agrees that the restrictions set forth in this Section 9 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is executed and that such restrictions are necessary to protect the legitimate interests of the Employer.

                  (d) The Employee hereby sells, transfers and assigns to the Employer the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable materials, made or conceived by the Employee, solely or jointly, or in whole or in part, during the period Employee is bound by this Agreement which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Employer or any subsidiary or (ii)) otherwise relate to or pertain to the business functions or operations of the Employer or any subsidiary, or (iii)) arise (wholly or partly) from the efforts of the Employee during the Term hereof in connection with his performance of his duties hereunder. The Employee shall communicate promptly and disclose to the Employer, in such form as the Employer requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Employee shall execute and deliver to the Employer such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Employer to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. This provision does not relate to any invention for which (i) no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee's own time and which does not relate (A) directly to the business of the Employer, or (B) to the Employer's actual or demonstrably anticipated research or development; or (ii) does not result from any work performed by the Employee for the Employer.

                  (e) The provisions in this paragraph are a supplement to any other confidentiality and non-compete provisions applicable to the Employee in any other agreements.

         10. Confidential Information.

                  (a) Non-Disclosure. During Employee's employment or at any time thereafter, irrespective of the time, manner or cause of the termination of this Agreement, Employee will not directly or indirectly, reveal, divulge, disclose or communicate to any person or entity other than authorized officers, directors and executives of Employer, in any manner whatsoever, any Confidential Information (as hereinafter defined) of Employer without the prior written consent of the Employer, except in connection with the fulfillment of his duties hereunder.

                  (b) Definition. As used herein, "Confidential Information" means information disclosed to or known by Employee as a direct or indirect consequence of or through his association with Employer and its subsidiaries and affiliates, about Employer or any subsidiary or affiliate of Employer, their businesses, products and practices, including but not limited to trade secrets, know-how, technical information, and financial information, which information is not generally known in the business in which Employer or any subsidiary of Employer is or may become engaged. However, Confidential Information shall not include any information which is (i) available to the public from a source other than Employee, (ii) released in writing by

Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer, or (iv) required to be disclosed by any court process or any government or agency or department of any government.

                  (c) Return of Property. Upon termination of Employee's employment, Employee will surrender to Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of Employer and all subsidiaries and affiliates of Employer, and all copies thereof, and all other property belonging to Employer and all subsidiaries and affiliates of Employer, provided that Employee shall be accorded reasonable access to such materials subsequent thereto for any proper purpose as determined in the reasonable judgment of Employer.

         11. Injunctive Relief; Employee's Acknowledgement.

                  (a) Employee acknowledges that any actual or threatened breach of (i) the Covenant Not to Compete set forth herein or (ii) the provisions regarding Confidential Information and records set forth herein, is likely to result in immediate and irreparable harm to Employer. Employee also acknowledges and admits that there may be no adequate remedy at law for his breach or a threatened breach. Therefore, notwithstanding Section 20(b) or any other provision of this Agreement, Employer shall be entitled to immediate equitable relief by way of both temporary and permanent injunctions (including compensatory injunctions prohibiting Employee from engaging in the restricted activity for the full period of the agreed time plus the additional period of time equal to the term of any violation of such restrictive covenant) and also money damages insofar as can be determined under the circumstances, and such further relief as any court with jurisdiction may deem just and proper.

                  (b) Furthermore, Employee shall be responsible to pay to Employer all Employer's actual and reasonable attorneys' fees and other legal costs occasioned by and successful enforcement of this Agreement. Nothing contained in this Agreement shall prevent Employer from availing itself from any other right or remedy to which Employer is entitled under this Agreement or otherwise, and the parties agree that all rights and remedies available to Employer are cumulative including but not limited to injunctive relief, money damages from Employee.

                  (c) Employee further acknowledges that the restrictions (including as to time and geography) contained in the provisions for the Covenant Not to Compete and relating to the Confidential Information of Employer are reasonable and are not now (and are not expected to be in the future) onerous, harsh, or oppressive. Employee further acknowledges that these restrictions do not, and are not expected to in the future, create or result in a hardship to Employee in pursuit of a livelihood or in the support of himself or his dependents, whether or not he is employed by Employer. Employee further acknowledges that after termination of his employment with Employer, he will be reasonably able to earn a livelihood without violating this Covenant Not to Compete and the provisions relating to Confidential Information. Employee hereby agrees that the Covenant Not To Compete and the provisions relating to Confidential Information of Employer shall survive Employee's termination of employment with or without cause. Employee agrees to notify any prospective employer of the existence of this Agreement.

         12. Assignment.

                  (a) The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's spouse or, if there is no spouse, to Employee's estate.

         13. Withholding of Taxes. Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         14. Indemnification.

                  (a) In his capacity as an officer and director of the Employer, the Employee shall be entitled to indemnification and reimbursement of expenses relating to claims relating to such capacity made against the Employee to the full extent provided in the Wisconsin Business Corporation Law and the bylaws of the Employer. Such indemnification and reimbursement shall apply if the facts and circumstances giving rise to such matter arise while Employee is serving as an officer and/or director of the Employer, even if a claim is made after the cessation of such service. This provision shall survive any other termination of this Agreement.

                  (b) With respect to any proceeding which may give rise to indemnity or reimbursement: (i) the Employer will be entitled to participate therein at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Employer jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Employee. The Employer shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Employer or as to which the Employee shall have concluded that there may be a bona fide reason for separate counsel, due to a conflict of interest between the Employer and the Employee in the conduct of the defense of such action or otherwise.

         The Employee shall not settle any action or claim in any matter which would require any payment or impose any penalty or limitation on the Employer without the Employer's written consent. The Employer shall not settle any action or claim in any manner which would require any non-indemnified payment or impose any penalty or limitation on the Employee without the Employee's written consent. Neither the Employer nor the Employee shall unreasonably withhold or delay their consent to any proposed settlement.

         15. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

         16. Notices. All notices required under this Agreement shall be duly given if delivered to the other party or mailed postage prepaid to the respective party's last known address. Notices shall be effective when personally delivered, or when sent by telegram, or by mail when sent by certified, registered, or regular mail and deposited in the United States mail, postage prepaid, and sent to the respective address of the other party.

         17. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, provided that if any of the limitations set forth in Sections 9, 10 or 11 shall be determined to be unreasonable by any court, the parties agree that the provisions of such Section shall be reduced to such lessor limitations as are determined to be reasonable; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

         18. Amendments. This Agreement may be amended only by an instrument in writing duly executed by an officer of Employer expressly authorized by the Board to do so and by Employee. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter, including without limitation the Prior Agreement.

         19. Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed as a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or of any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

         20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

         21. Governing Law/ Arbitration.

                  (a) This Agreement shall be construed and enforced according to the internal laws of the State of Wisconsin.

                  (b) Except as provided in subsection (c) below, any controversy or claim arising out of or related to this Agreement or the breach thereof, shall be settled by binding arbitration in Milwaukee, Wisconsin in accordance with the applicable rules for resolution of employment disputes of the American Arbitration Association (the "Organization"). Any party to this Agreement may commence a proceeding upon written demand. The arbitrator(s) shall



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enter a judgment by default against any party which fails or refuses to appear in any properly noticed arbitration proceeding. The proceeding shall be conducted by one (1) arbitrator. The arbitrator will be chosen by the parties from a list provided by the Organization, and if they are unable to agree within ten (10) days, the Organization shall select the arbitrator. The arbitrator shall assess costs and expenses of the arbitration, including all attorneys' and experts' fees, as the arbitrator believes is appropriate in light of the merits of the parties' respective positions in the issues in dispute. The award of the arbitrator shall be final and binding upon the parties and may be enforced in any court having jurisdiction.

                  (c) The provisions of subsection (b) shall not prohibit the Employer from enforcing in court its rights under Sections 9, 10 and 11 of this Agreement.

                  (d) Each party submits irrevocably to the jurisdiction of any state court sitting in Milwaukee, Wisconsin or the United States District Court for the Eastern District of Wisconsin for purposes of enforcement of any discovery order, judgment or award in connection with such arbitration, or for any action permitted by subsection (c) above.

         22. Additional Documents. Each of the parties hereto, without further consideration, agrees to execute and deliver such additional documents and to take such other actions reasonably necessary to more effectively consummate the purposes of this Agreement.

         23. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation and covenant contained herein will have independent significance.




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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.


                                          EMPLOYER:  OUTLOOK GROUP CORP.

                                          By:   /s/ Richard C. Fischer

                                          Name: Richard C. Fischer

                                          Title: Chairman



                                          EMPLOYEE:  JOSEPH J. BAKSHA

                                          /s/ Joseph J. Baksha



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